Exhibit 99.1
CONFIDENTIAL
DRAFT FOR CLIENT REVIEW
Majesco Entertainment Accelerates Its Online Portfolio
Acquisition of Talent and Content Demonstrates Long-Term Commitment to Freemium Gaming
EDISON, N.J., — June 6, 2011 — Majesco Entertainment Company (NASDAQ: COOL), a leading publisher of video games for the mass market, announced today that it is making several key acquisitions from Quick Hit, Inc., underscoring the commitment to its social games business. Specifically, Majesco acquired certain key operating assets as well as the Quick Hit development team to execute on its social games strategy. The team has the proven ability to build, deploy and monetize online games through microtransactions and will bring this experience to Majesco’s expanding online business.
As part of the transaction, Jeffrey Anderson will join the Majesco team as its Senior Vice President of Social Games. Anderson was the founder and CEO of Quick Hit Inc., a developer and operator of the online free-to-play NFL-licensed football game QUICKHIT NFL Football which utilizes the virtual goods revenue model. Anderson previously served as the president and CEO of Turbine, Inc. where he helped grow the developer into a global publisher of top tier MMORPGs including Dungeons & Dragons Online and The Lord of the Rings Online. Prior to Turbine, Anderson served as a senior executive at Origin/Electronic Arts and Viacom. Anderson will be responsible for Majesco’s current and future online titles, including Cooking Mama Friends’ Café, Parking Wars 2 and Bananagrams, as well as several unannounced social and mobile products currently in development.
“Social gaming is an exploding sector and our acquisition of Quick Hit allows us to take a leadership role in developing top free-to-play titles,” said Jesse Sutton, Chief Executive Officer, Majesco Entertainment. “We’ve always felt that having our own development team was critical to building the know-how needed to succeed in the social games market. I am ecstatic that we were able to land a group of this caliber and a seasoned executive in Jeff Anderson in such a competitive marketplace.”
“Majesco’s social games plan is exciting and their past experience identifying and bringing major brands to gaming fits well with our collective vision of the free-to-play space,” said Anderson. “We are looking forward to leading Majesco’s online and mobile strategy into the future.”
In connection with the transaction, as an inducement to employment, Majesco granted an aggregate of 170,652 shares of restricted common stock to ten of the incoming employees. The shares vest in three equal tranches every 6 months during the 18 months following the grant date. The shares were granted as inducements material to the new employees entering into employment with Majesco in accordance with NASDAQ Listing Rule 5635(c)(4).
For a further description of the acquisition, please consult Majesco’s current report on Form 8-K as filed with the Securities and Exchange Commission on June 6, 2011.
For more information about Majesco Entertainment, please visit: www.majescoentertainment.com.
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About Majesco Entertainment Company
Majesco Entertainment Company is a leading publisher of video games for the mass market. Building on more than 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on Kinect for Xbox 360®, PlayStation®Move motion controller, WiiTM, Nintendo 3DSTM and Nintendo DSTM, Facebook® Platform, mobile and other leading platforms. Product highlights include Cooking MamaTM, TETRIS® Party Deluxe and Zumba Fitness®. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More info can be found online at www.majescoentertainment.com or on Twitter at www.twitter.com/majesco.
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